UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2016
VMWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33622 (Commission File Number)	94-3292913 (IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On December 15, 2016, VMware, Inc. (“VMware”) entered into a Stock Purchase Agreement (the “Agreement”) with its controlling stockholder, Dell Technologies Inc. (“Dell”), and Dell’s wholly-owned subsidiary EMC Equity Assets LLC (“EMC”) under which VMware agreed to purchase $500 million (the “Purchase Amount”) of VMware Class A Common Stock (the “Shares”) from EMC.
Pursuant to the Agreement:

•
The purchase price per Share (the “Purchase Price”) will be at a 3.5% discount to a volume-weighted average stock price of VMware’s Class A common stock based on trading during a 34 trading day reference period.

•
At an initial closing expected to occur on December 22, 2016, which is subject to customary closing conditions, VMware will deliver 75% of the Purchase Amount to EMC in exchange for an initial delivery of Shares.

•
A final closing, which is subject to customary closing conditions, is expected to occur five business days following the end of the reference period, during VMware’s first fiscal quarter ending May 5, 2017.

•
At the final closing, VMware will deliver 25% of the Purchase Amount to EMC, and EMC will deliver to VMware a number Shares necessary to true-up the total number of shares being purchased (the “True-Up Amount”). The True-Up Amount will be the greater of:

◦	$500 million divided by the Purchase Price minus the number of Shares delivered at the initial closing; and

◦	zero.
The Agreement and the Supplement were approved by the Related Persons Transactions Committee of VMware’s Board of Directors.
The foregoing description of the Agreement and the Supplement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 10.1 and incorporated by reference herein.
Item 8.01    Other Events.
On December 15, 2016, VMware issued a press release announcing the entry into the Agreement and its intention to discuss additional plans for returns of capital to stockholders, if any, on VMware’s Q4 2016 earnings conference call in January 2017. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

10.1	Stock Purchase Agreement, dated as of December 15, 2016, by and among Dell Technologies Inc., EMC Equity Assets LLC and VMware, Inc.
99.1    Press release of VMware, Inc. dated December 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: December 15, 2016	By:	/s/ Zane Rowe
Zane Rowe
Chief Financial Officer and Executive Vice President